SOUTHWEST AIRLINES REPORTS SECOND QUARTER 2023 RESULTS

DALLAS, TEXAS - July 27, 2023 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its second quarter 2023 financial results:

•Net income of $683 million, or $1.08 per diluted share
•Net income, excluding special items1, of $693 million, or $1.09 per diluted share
•Record quarterly operating revenues of $7.0 billion
•Liquidity2 of $13.2 billion, well in excess of debt outstanding of $8.0 billion

Bob Jordan, President and Chief Executive Officer, stated, "We are pleased to report a solid quarter amid continued strong demand. We generated all-time record quarterly operating revenues, produced a very strong operational performance, and delivered healthy net income. The resilient demand environment, especially for close-in leisure travel, drove second quarter 2023 operating revenue per available seat mile to the high end of our expectations. Further, we continue to expect $1.0 billion to $1.5 billion of pre-tax profit contribution in full year 2023 from strategic initiatives outlined at our Investor Day last December. Based on current revenue and cost trends, we expect record operating revenue and a profitable outlook again for third quarter 2023 and continue to expect year-over-year margin expansion for full year 2023.

“Our People delivered a very smooth and reliable operation in second quarter 2023, despite disruptive weather. We operated a record number of flights and carried a record number of Customers and bags, all while achieving a completion factor of more than 99 percent—our highest second quarter performance in the past 10 years. This solid operating performance has continued into July, where we have been able to minimize cancellations amid continued weather challenges throughout the network.

“I am very proud of, and grateful for, our amazing People and the great progress they made towards our goals in the first half of the year. To name only a few, we have largely restored our network, developed and are on-track with a robust winter operations plan, implemented a new revenue management system, and added necessary staffing to fully utilize our fleet, ahead of schedule, by the end of third quarter.

“Although our network is largely restored, it is not yet optimized. We are working to align our network, fleet plans, and staffing to better reflect the current business environment. While business revenues continue to recover, they are not back to pre-pandemic levels—therefore, we are revamping our 2024 flight schedules to reflect post-pandemic changes to Customer travel patterns. We estimate these meaningful network optimization efforts and the continued maturation of our development markets will contribute roughly $500 million in incremental year-over-year pre-tax profits in 2024, which we believe will support another year of margin expansion. As ever, we are committed to our goals of achieving industry-leading operational and financial performance, boosting our operational resilience, and widening our Customer Service advantage by enhancing our digital Hospitality.”

Guidance and Outlook:
The following tables introduce or update selected financial guidance for third quarter and full year 2023, as applicable:

3Q 2023 Estimation
RASM (a), year-over-year	Down 3% to 7%
ASMs (b), year-over-year	Up ~12%
Economic fuel costs per gallon[1,3]	$2.55 to $2.65
Fuel hedging premium expense per gallon	$0.05
Fuel hedging cash settlement gains per gallon	$0.08
ASMs per gallon (fuel efficiency)	79 to 80
CASM-X (c), year-over-year[1,4]	Up 3.5% to 6.5%
Scheduled debt repayments (millions)	~$8
Interest expense (millions)	~$63

	2023 Estimation	Previous estimation
ASMs (b), year-over-year	Up 14% to 15%	No change
Economic fuel costs per gallon[1,3]	$2.70 to $2.80	$2.60 to $2.70
Fuel hedging premium expense per gallon	$0.06	No change
Fuel hedging cash settlement gains per gallon	$0.09	$0.10
CASM-X, year-over-year[1,4]	Down 1% to 2%	Down 2% to 4%
Scheduled debt repayments (millions)	~$83	~$85
Interest expense (millions)	~$255	~$250
Aircraft (d)	814	No change
Effective tax rate	23% to 24%	No change
Capital spending (billions)	~$3.5	No change
(a) Operating revenue per available seat mile ("RASM" or "unit revenues").
(b) Available seat miles ("ASMs" or "capacity"). The Company's flight schedule is currently published for sale through March 6, 2024. The Company continues to expect fourth quarter 2023 capacity to increase in the range of 20 percent to 22 percent, year-over-year, and currently expects first quarter 2024 capacity to increase in the range of 14 percent to 16 percent, year-over-year, of which nearly 90 percent is from the carryover effect of capacity growth in 2023.
(c) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing ("CASM-X").
(d) Aircraft on property, end of period. The Company continues to plan for approximately 70 Boeing 737-8 ("-8") aircraft deliveries and 26 Boeing 737-700 ("-700") aircraft retirements in 2023, ending the year with 814 aircraft. The delivery schedule for the Boeing 737-7 ("-7") is dependent on the Federal Aviation Administration ("FAA") issuing required certifications and approvals to The Boeing Company ("Boeing") and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and Boeing may continue to experience supply chain challenges, so the Company therefore offers no assurances that current estimations and timelines are correct.

Revenue Results and Outlook:
•Second quarter 2023 operating revenues were an all-time quarterly record of $7.0 billion, a 4.6 percent increase, year-over-year
•Second quarter 2023 RASM decreased 8.3 percent, year-over-year—towards the high end of the Company's previous guidance range due to strong close-in leisure demand in June

The Company's second quarter 2023 revenue performance was an all-time quarterly record driven primarily by strong leisure demand. Second quarter 2023 managed business revenues also improved sequentially compared with first quarter 2023, which was attributable to growth in corporate accounts and passengers as the Company continued to see gains in business travel market share. The Rapid Rewards® program continues to be a point of strength, with record second quarter new Member additions, a record level of Member engagement, and record second quarter spend on the Company's co-branded Chase® Visa credit card. Second quarter 2023 also saw a record for ancillary revenue.

Second quarter 2023 RASM decreased 8.3 percent, year-over-year, driven largely by a five point headwind from approximately $300 million of additional breakage revenue in second quarter 2022. The higher breakage in second quarter 2022 was driven by higher than normal flight credits issued during the pandemic that were set to expire unused, prior to the Company's July 2022 policy change to eliminate expiration dates on qualifying flight credits5. The percentage of breakage revenue normalized to historical levels beginning in third quarter 2022.

Thus far, the Company has experienced strong leisure demand and yields for July travel. Based on current booking and revenue trends, the Company anticipates a third quarter 2023 RASM decline of 3 percent to 7 percent, year-over-year, driven by challenging comparisons from the pent-up travel demand surge in 2022, and higher than seasonally-normal growth, as the Company works to close out the restoration of the network and normalizes the utilization of the fleet.

Fuel Costs and Outlook:
•Second quarter 2023 economic fuel costs were $2.60 per gallon1—slightly above the Company's previous expectations as a result of higher than expected refinery margins—and included $0.06 per gallon in premium expense and $0.09 per gallon in favorable cash settlements from fuel derivative contracts
•Second quarter 2023 fuel efficiency improved 3.3 percent, year-over-year, primarily due to more -8 aircraft, the Company's most fuel-efficient aircraft, as a percentage of its fleet
•As of July 19, 2023, the fair market value of the Company's fuel derivative contracts settling in third quarter 2023 through the end of 2026 was an asset of $373 million

The Company's multi-year fuel hedging program continues to provide protection against spikes in energy prices. The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate and Brent crude oil, and refined products, such as heating oil. The economic fuel price per gallon sensitivities3 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of July 19, 2023.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	3Q 2023	4Q 2023
$60	$2.00 - $2.10	$2.00 - $2.10
$70	$2.30 - $2.40	$2.30 - $2.40
Current Market (a)	$2.55 - $2.65	$2.50 - $2.60
$90	$2.80 - $2.90	$2.80 - $2.90
$100	$3.00 - $3.10	$3.00 - $3.10
$110	$3.25 - $3.35	$3.25 - $3.35

Fair market value	$47 million	$55 million
Estimated premium costs	$30 million	$30 million
(a) Brent crude oil average market prices as of July 19, 2023, was $79 per barrel for each of third quarter and fourth quarter 2023.

In addition, the Company is providing its maximum percentage of estimated fuel consumption6 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage (a)
2023	51%
2024	54%
2025	41%
2026	Less than 10%
(a) Based on the Company's current available seat mile plans. The Company is currently 49 percent hedged for third quarter 2023 and 47 percent hedged for fourth quarter 2023.

Non-Fuel Costs and Outlook:
•Second quarter 2023 operating expenses increased 12.1 percent, year-over-year, to $6.2 billion
•Second quarter 2023 operating expenses, excluding fuel and oil expense, special items, and profitsharing1, increased 22.6 percent, year-over-year
•Second quarter 2023 CASM-X increased 7.5 percent, year-over-year— towards the unfavorable end of the Company's previous guidance due to additional market wage rate accruals for open collective bargaining agreements
•Accrued $121 million of profitsharing expense in second quarter 2023 for the benefit of Employees

The majority of the Company's second quarter 2023 CASM-X increase, year-over-year, was attributable to general inflationary cost pressures, in particular higher labor rates for all Employee workgroups, including market wage rate accruals, as well as the timing of planned maintenance expenses for the Company's Boeing 737-800 fleet.

The Company expects third quarter 2023 CASM-X to increase in the range of 3.5 percent to 6.5 percent, year-over-year, primarily due to continued inflationary cost pressures, including higher labor rates for all Employee workgroups and increased market wage rate accruals. Overall, nominal cost trends are expected to remain fairly consistent sequentially from second quarter 2023.

The Company currently expects its full year 2023 CASM-X to decrease in the range of 1 percent to 2 percent, year-over-year. The one and a half points of pressure, relative to prior expectations, are driven primarily by an increase in market wage rate accruals for the Company's open collective bargaining agreements as the Company continues to adjust to the dynamic market environment.

Second quarter 2023 other expenses decreased $213 million, year-over-year. The decrease was primarily due to a $116 million increase in interest income driven by higher interest rates, coupled with a $28 million decrease in interest expense driven by various debt repurchases and repayments throughout 2022.

Capacity, Fleet, and Capital Spending:
The Company's flight schedule is currently published for sale through March 6, 2024. Taking into consideration the efforts to revamp its 2024 flight schedules, the Company currently expects first quarter 2024 capacity to increase in the range of 14 percent to 16 percent, year-over-year, of which nearly 90 percent is from the carryover effect of capacity growth in 2023. The Company expects its remaining 2024 year-over-year capacity growth to ease sequentially each quarter relative to first quarter 2024 levels as the Company works toward its long-term goal of mid-single-digit year-over-year capacity growth.

During second quarter 2023, the Company received 21 -8 aircraft and retired 11 -700 aircraft, ending second quarter with 803 aircraft. The Company continues to plan for approximately 70 -8 aircraft deliveries from Boeing and 26 -700 retirements in 2023. The Company's planned deliveries continue to differ from its order book displayed in the table below. As a result of the currently planned aircraft deliveries and retirements, the Company continues to expect to end the year with 814 aircraft.

The Company’s second quarter 2023 capital expenditures were $925 million, driven primarily by aircraft-related capital spending, as well as technology, facilities, and operational investments. The Company continues to estimate its 2023 capital spending to be roughly $3.5 billion, which includes approximately $2.3 billion in aircraft capital spending, assuming approximately 70 -8 aircraft deliveries in 2023, and $1.2 billion in non-aircraft capital spending, including tens of millions in operational investments related to the Company's winter operations plan. The Company also estimates its total annual capital spending to be approximately $4 billion, on average, for the five years 2023 through 2027.

Since the Company's previous disclosure on April 27, 2023, the Company exercised 19 -7 options for delivery in 2024 and converted 16 2024 -7 firm orders to -8 firm orders. The following tables provide further information regarding the Company's order book and compare its order book as of July 27, 2023 with its previous order book as of April 27, 2023. For purposes of the delivery schedule below, the Company continues to include the remaining 46 of its 2022 contractual undelivered aircraft (14 -7s and 32 -8s) within its 2023 commitments. The Company is working to reflow its order book with Boeing in a way that provides orderly and measured growth in 2024 and beyond.

Current 737 Order Book as of July 27, 2023:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2023	31		105		—	136	(c)
2024	51		35		—	86
2025	30		—		56	86
2026	30		15		40	85
2027	15		15		6	36
2028	15		15		—	30
2029	20		30		—	50
2030	—		55		—	55
2031	—		—		—	—
	192	(a)	270	(b)	102	564
(a) The delivery timing for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(c) Includes 51 -8 deliveries received year-to-date through June 30, 2023. In addition, the Company has included the remaining 46 of its 2022 contractual undelivered aircraft (14 -7s and 32 -8s) within its 2023 commitments. The Company continues to plan for approximately 70 -8 aircraft deliveries in 2023. The 2023 order book detail is as follows:

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	Total
2022 Contractual Deliveries Remaining	14	32	46
2023 Contractual Deliveries	17	73	90
2023 Total	31	105	136

Previous 737 Order Book as of April 27, 2023 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2023	31	105	—	136
2024	48	19	19	86
2025	30	—	56	86
2026	30	15	40	85
2027	15	15	6	36
2028	15	15	—	30
2029	20	30	—	50
2030	—	55	—	55
2031	—	—	—	—
	189	254	121	564
(a) The 'Previous 737 Order Book' is for reference and comparative purposes only. It should no longer be relied upon. See 'Current 737 Order Book' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended second quarter 2023 with $12.2 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion
•The Company had a net cash position7 of $4.2 billion, and adjusted debt to invested capital ("leverage")8 of 46 percent as of June 30, 2023
•The Company has returned $214 million to its Shareholders through the payment of dividends year-to-date as of June 30, 2023
•The Company paid $8 million during second quarter 2023 to retire debt and finance lease obligations, consisting entirely of scheduled lease payments

Awards and Recognitions:
•Received the 2023 Freddie Awards title of Best Customer Service (Airline): Southwest Rapid RewardsTM
•Recognized for providing the Best Loyalty Credit Card by the 2023 Freddie Awards for the Southwest Rapid RewardsTM Premier Credit Card
•Named a 2023 Sustainability, Environmental Achievement, and Leadership ("SEAL") Business Awards winner in the Environmental Initiative category for the Company's investment in SAFFiRE Renewables, LLC
•Awarded by Port of Seattle the "2023 Port of Seattle Sustainable Century Aviation Award" for the greatest airline use of ground power systems to reduce emissions, while docked at Seattle airport gates

Environmental, Social, and Governance ("ESG"):
•Published the Company's annual corporate social responsibility and environmental sustainability report—the Southwest Airlines One Report—a comprehensive, integrated report that includes information on the Company's Citizenship efforts and key topics including People, Performance, and Planet, along with reporting guided by the Global Reporting Initiatives ("GRI") Standards, Sustainability Accounting Standards Board ("SASB"), United Nations Sustainable Development Goals ("UNSDG"), and new this year, the Task Force on Climate-Related Financial Disclosures ("TCFD") frameworks
•Published the Southwest Airlines Diversity, Equity, & Inclusion ("DEI") Report, a companion piece to the One Report. This comprehensive report is focused on the Company's current DEI priorities and path forward
•Announced the Company's refreshed climate strategy, including an updated long-term goal of net zero carbon emissions by 2050, and a near-term goal to reduce carbon emissions intensity 50% by 2035 with an interim goal of 25% by 2030 as compared with 20199
•Celebrated Asian American and Pacific Islander Heritage Month and LGBTQ Pride Month throughout May and June 2023, respectively. Southwest shared internally and externally ways its Employees and Customers could Celebrate with Service by supporting different organizations through donations or volunteerism
•Celebrated the 25th anniversary of the award-winning Adopt-A-Pilot® Program. This program has inspired thousands of fifth graders through science, technology, engineering, and mathematics ("STEM")-centered activities, connecting Southwest Pilots with classrooms to engage students in aviation-related lessons
•Announced Baylor University, Louisiana Tech, Middle Tennessee State University, and Oklahoma State University as university partners in the airline's First Officer development and recruitment program: Destination 225º
•In honor of Global Volunteer and Earth Month, Southwest Employees served more than 10,000 volunteer hours during April 2023, sharing their love for the environment and their communities
•Visit southwest.com/citizenship for more details about the Company's ongoing ESG efforts

Conference Call:
The Company will discuss its second quarter 2023 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
https://www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Measures (also referred to as "excluding special items").
2Includes $12.2 billion in cash and cash equivalents, short-term investments, and a fully available revolving credit line of $1.0 billion.
3Based on the Company's existing fuel derivative contracts and market prices as of July 19, 2023, third quarter, fourth quarter, and full year 2023 economic fuel costs per gallon are estimated to be in the range of $2.55 to $2.65, $2.50 to $2.60, and $2.70 to $2.80, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
4Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
5Flight credits result from canceling reservations and previously were valid for no longer than one year from the date of original purchase. Flight credits for non-refundable fares are issued as long as the reservation is cancelled more than 10 minutes prior to the scheduled departure. Flight credits or refunds for refundable fares are issued regardless of cancellation time. Flight credits unexpired on, or created on or after July 28, 2022, do not expire. A flight credit with an expiration date on or before July 27, 2022, has expired in accordance with its existing expiration date.
6The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
7Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
8See Note Regarding Use of Non-GAAP Financial Measures for an explanation of the Company's leverage calculation.
9The Company's carbon emissions intensity reduction goals are compared against a 2019 baseline on a revenue ton kilometer ("RTK") basis, including Scope 1, Scope 2, and Scope 3 Category 3 emissions (upstream emissions of jet fuel), and include the use of sustainable aviation fuel and exclude the use of carbon offsets.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including with respect to its strategic initiatives outlined at the Company’s Investor Day in December 2022 and including factors and assumptions underlying the Company's expectations and projections; (ii) the Company’s expectations with respect to the completion of its action plan in response to the December 2022 operational disruption, including with respect to timing of completion and associated expenditures; (iii) the Company’s expectations with respect to staffing levels necessary to fully utilize its fleet; (iv) the Company’s plans and expectations with respect to its network optimization efforts and the maturation of its development markets; (v) the Company’s goals of achieving industry-leading operational and financial performance, boosting operational resilience, and widening its Customer Service advantage; (vi) the Company’s capacity and network plans and expectations, including with respect to adjustments and restoring its network, and including factors and assumptions underlying the Company's expectations and projections; (vii) the Company's expectations with respect to fuel costs, hedging gains, and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (viii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (ix) the Company’s fleet plans and expectations, include with respect to expected fleet deliveries and retirements and including factors and assumptions underlying the Company's plans and expectations; (x) the Company's expectations regarding passenger demand, revenue trends, and bookings, including with respect to managed business revenues; (xi) the Company’s labor plans and expectations; and (xii) the Company’s plans, expectations, and goals with respect to environmental sustainability. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (ii) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, banking conditions, fears of terrorism or war, sociodemographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (iii) the emergence of additional costs or effects associated with the cancelled flights in December 2022, including litigation, government investigation and actions, and internal actions; (iv) the Company's dependence on its workforce, including its ability to employ sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (v) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (vi) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (vii) the Company's dependence on Boeing and Boeing suppliers with respect to the Company's aircraft deliveries, fleet and capacity plans, operations, strategies, and goals; (viii) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing MAX 7 aircraft; (ix) the Company's dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to operational resiliency, fuel supply, environmental sustainability; Global Distribution Systems, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (x) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (xi) the impact of labor matters on the Company's business decisions, plans, strategies, and results; (xii) the impact of governmental regulations and other governmental actions on the Company's business plans, results, and operations; and (xiii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10- K for the fiscal year ended December 31, 2022.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2023	2022	Percent Change	2023	2022	Percent Change
OPERATING REVENUES:
Passenger	$6,409	$6,119	4.7	$11,514	$10,254	12.3
Freight	47	47	—	87	89	(2.2)
Other	581	562	3.4	1,142	1,079	5.8
Total operating revenues	7,037	6,728	4.6	12,743	11,422	11.6

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	2,786	2,220	25.5	5,264	4,450	18.3
Fuel and oil	1,403	1,636	(14.2)	2,950	2,640	11.7
Maintenance materials and repairs	271	210	29.0	511	420	21.7
Landing fees and airport rentals	459	388	18.3	867	733	18.3
Depreciation and amortization	367	325	12.9	731	649	12.6
Other operating expenses	956	791	20.9	1,909	1,523	25.3
Total operating expenses, net	6,242	5,570	12.1	12,232	10,415	17.4

OPERATING INCOME	795	1,158	(31.3)	511	1,007	(49.3)

OTHER EXPENSES (INCOME):
Interest expense	65	93	(30.1)	130	186	(30.1)
Capitalized interest	(5)	(11)	(54.5)	(11)	(20)	(45.0)
Interest income	(144)	(28)	n.m.	(269)	(31)	n.m.
Loss on extinguishment of debt	—	43	n.m.	—	116	n.m.
Other (gains) losses, net	(7)	25	n.m.	(21)	96	n.m.
Total other expenses (income)	(91)	122	n.m.	(171)	347	n.m.

INCOME BEFORE INCOME TAXES	886	1,036	(14.5)	682	660	3.3
PROVISION FOR INCOME TAXES	203	276	(26.4)	158	178	(11.2)
NET INCOME	$683	$760	(10.1)	$524	$482	8.7

NET INCOME PER SHARE:
Basic	$1.15	$1.29	(10.6)	$0.88	$0.83	6.6
Diluted	$1.08	$1.20	(10.1)	$0.84	$0.77	9.8

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	595	593	0.3	595	593	0.3
Diluted	639	635	0.6	639	640	(0.2)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Financial Measures (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share and per ASM amounts)(unaudited)

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2023	2022	Change	2023	2022	Change
Fuel and oil expense, unhedged	$1,418	$1,942		$2,992	$3,148
Add: Premium cost of fuel contracts designated as hedges	30	26		61	53
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(45)	(332)		(103)	(561)
Fuel and oil expense, as reported (economic)	$1,403	$1,636	(14.2)	$2,950	$2,640	11.7

Total operating expenses, net, as reported	$6,242	$5,570		$12,232	$10,415
Deduct: Impairment of long-lived assets	—	(15)		—	(31)
Deduct: Litigation settlement	(12)	—		(12)	—
Total operating expenses, excluding special items	$6,230	$5,555	12.2	$12,220	$10,384	17.7
Deduct: Fuel and oil expense, as reported (economic)	(1,403)	(1,636)		(2,950)	(2,640)
Operating expenses, excluding Fuel and oil expense and special items	$4,827	$3,919	23.2	$9,270	$7,744	19.7
Deduct: Profitsharing expense	(121)	(81)		(121)	(118)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$4,706	$3,838	22.6	$9,149	$7,626	20.0

Operating income, as reported	$795	$1,158		$511	$1,007
Add: Impairment of long-lived assets	—	15		—	31
Add: Litigation settlement	12	—		12	—
Operating income, excluding special items	$807	$1,173	(31.2)	$523	$1,038	(49.6)

Other (gains) losses, net, as reported	$(7)	$25		$(21)	$96
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	(6)	20		(6)	(15)
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	—	(4)		4	(7)
Other (gains) losses, net, excluding special items	$(13)	$41	n.m.	$(23)	$74	n.m.

Income before income taxes, as reported	$886	$1,036		$682	$660
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	6	(20)		6	15
Add: Impairment of long-lived assets	—	15		—	31
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	—	4		(4)	7
Add: Loss on extinguishment of debt	—	43		—	116
Add: Litigation settlement	12	—		12	—
Income before income taxes, excluding special items	$904	$1,078	(16.1)	$696	$829	(16.0)

Provision for income taxes, as reported	$203	$276		$158	$178
Add (Deduct): Net income tax impact of fuel and special items (a)	8	(23)		8	18
Provision for income taxes, net, excluding special items	$211	$253	(16.6)	$166	$196	(15.3)

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2023	2022	Change	2023	2022	Change

Net income, as reported	$683	$760		$524	$482
Add (Deduct): Mark-to-market impact from fuel contracts settling in current and future periods	6	(20)		6	15
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	—	4		(4)	7
Add (Deduct): Net income tax impact of special items (a)	(8)	23		(8)	(18)
Add: Loss on extinguishment of debt	—	43		—	116
Add: Impairment of long-lived assets	—	15		—	31
Add: Litigation settlement	12	—		12	—
Net income, excluding special items	$693	$825	(16.0)	$530	$633	(16.3)

Net income per share, diluted, as reported	$1.08	$1.20		$0.84	$0.77
Add: Impact of special items	0.01	0.08		0.01	0.24
Add (Deduct): Net impact of net income above from fuel contracts divided by dilutive shares	0.01	(0.03)		0.01	0.02
Add (Deduct): Net income tax impact of special items (a)	(0.01)	0.05		(0.01)	(0.03)
Net income per share, diluted, excluding special items	$1.09	$1.30	(16.2)	$0.85	$1.00	(15.0)

Operating expenses per ASM (cents)	¢ 14.66	¢ 14.92		¢ 15.17	¢ 14.52
Deduct: Impact of special items	(0.03)	(0.04)		(0.02)	(0.05)
Deduct: Fuel and oil expense divided by ASMs	(3.29)	(4.38)		(3.65)	(3.68)
Deduct: Profitsharing expense divided by ASMs	(0.29)	(0.22)		(0.15)	(0.16)
Operating expenses per ASM, excluding Fuel and oil expense, profitsharing, and special items (cents)	¢ 11.05	¢ 10.28	7.5	¢ 11.35	¢ 10.63	6.8
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)
Relevant comparative operating statistics for the three and six months ended June 30, 2023 and 2022 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2023	2022	Change	2023	2022	Change
Revenue passengers carried (000s)	35,715	33,224	7.5	65,947	59,253	11.3
Enplaned passengers (000s)	44,787	41,284	8.5	82,452	73,289	12.5
Revenue passenger miles (RPMs) (in millions) (a)	35,505	32,523	9.2	65,052	59,006	10.2
Available seat miles (ASMs) (in millions) (b)	42,579	37,322	14.1	80,641	71,706	12.5
Load factor (c)	83.4%	87.1%	(3.7) pts.	80.7%	82.3%	(1.6)
Average length of passenger haul (miles)	994	979	1.5	986	996	(1.0)
Average aircraft stage length (miles)	728	727	0.1	722	745	(3.1)
Trips flown	365,089	326,848	11.7	699,210	614,599	13.8
Seats flown (000s) (d)	57,904	50,758	14.1	110,622	95,305	16.1
Seats per trip (e)	158.6	155.3	2.1	158.2	155.1	2.0
Average passenger fare	$179.44	$184.17	(2.6)	$174.60	$173.06	0.9
Passenger revenue yield per RPM (cents) (f)	18.05	18.81	(4.0)	17.70	17.38	1.8
RASM (cents) (g)	16.53	18.03	(8.3)	15.80	15.93	(0.8)
PRASM (cents) (h)	15.05	16.39	(8.2)	14.28	14.30	(0.1)
CASM (cents) (i)	14.66	14.92	(1.7)	15.17	14.52	4.5
CASM, excluding Fuel and oil expense (cents)	11.37	10.54	7.9	11.51	10.84	6.2
CASM, excluding special items (cents)	14.63	14.88	(1.7)	15.15	14.48	4.6
CASM, excluding Fuel and oil expense and special items (cents)	11.34	10.50	8.0	11.50	10.80	6.5
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	11.05	10.28	7.5	11.35	10.63	6.8
Fuel costs per gallon, including fuel tax (unhedged)	$2.63	$3.99	(34.1)	$2.93	$3.41	(14.1)
Fuel costs per gallon, including fuel tax	$2.60	$3.36	(22.6)	$2.88	$2.86	0.7
Fuel costs per gallon, including fuel tax (economic)	$2.60	$3.36	(22.6)	$2.88	$2.86	0.7
Fuel consumed, in gallons (millions)	538	486	10.7	1,021	923	10.6
Active fulltime equivalent Employees	71,299	62,289	14.4	71,299	62,289	14.4
Aircraft at end of period (j)	803	730	10.0	803	730	10.0
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included three and four Boeing 737 Next Generation aircraft in storage as of June 30, 2023 and June 30, 2022, respectively.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$9,158	$9,492
Short-term investments	3,021	2,800
Accounts and other receivables	1,233	1,040
Inventories of parts and supplies, at cost	714	790
Prepaid expenses and other current assets	535	686
Total current assets	14,661	14,808
Property and equipment, at cost:
Flight equipment	25,229	23,725
Ground property and equipment	7,159	6,855
Deposits on flight equipment purchase contracts	324	376
Assets constructed for others	43	28
	32,755	30,984
Less allowance for depreciation and amortization	14,159	13,642
	18,596	17,342
Goodwill	970	970
Operating lease right-of-use assets	1,335	1,394
Other assets	957	855
	$36,519	$35,369
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,882	$2,004
Accrued liabilities	2,468	2,043
Current operating lease liabilities	226	225
Air traffic liability	7,121	6,064
Current maturities of long-term debt	31	42
Total current liabilities	11,728	10,378

Long-term debt less current maturities	7,994	8,046
Air traffic liability - noncurrent	1,938	2,186
Deferred income taxes	2,057	1,985
Noncurrent operating lease liabilities	1,077	1,118
Other noncurrent liabilities	936	969
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,103	4,037
Retained earnings	16,571	16,261
Accumulated other comprehensive income	58	344
Treasury stock, at cost	(10,831)	(10,843)
Total stockholders' equity	10,789	10,687
	$36,519	$35,369

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$683	$760	$524	$482
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	367	325	731	649
Impairment of long-lived assets	—	15	—	31
Unrealized mark-to-market adjustment on available for sale securities	—	4	(4)	7
Unrealized/realized (gain) loss on fuel derivative instruments	6	(20)	6	15
Deferred income taxes	209	272	157	174
Loss on extinguishment of debt	—	43	—	116
Changes in certain assets and liabilities:
Accounts and other receivables	44	439	(188)	105
Other assets	58	(1)	109	(45)
Accounts payable and accrued liabilities	364	328	293	506
Air traffic liability	(137)	(92)	809	793
Other liabilities	(44)	(103)	(90)	(209)
Cash collateral received from (provided to) derivative counterparties	(16)	(101)	(46)	284
Other, net	(118)	37	(178)	69
Net cash provided by operating activities	1,416	1,906	2,123	2,977

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(925)	(987)	(1,971)	(1,497)
Assets constructed for others	(8)	(3)	(14)	(6)
Purchases of short-term investments	(1,522)	(1,545)	(3,727)	(2,470)
Proceeds from sales of short-term and other investments	1,828	980	3,508	2,280
Net cash used in investing activities	(627)	(1,555)	(2,204)	(1,693)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	14	13	22	19
Payments of long-term debt and finance lease obligations	(8)	(53)	(67)	(146)
Payments of cash dividends	—	—	(214)	—
Payments for repurchases and conversions of convertible debt	—	(178)	—	(409)
Other, net	4	3	6	6
Net cash provided by (used in) financing activities	10	(215)	(253)	(530)

NET CHANGE IN CASH AND CASH EQUIVALENTS	799	136	(334)	754

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,359	13,098	9,492	12,480

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,158	$13,234	$9,158	$13,234

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Income before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents). The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Noncash impairment charges, primarily associated with adjustments to the salvage values for previously retired airframes;
2.Unrealized mark-to-market adjustment associated with certain available for sale securities;
3.Losses associated with the partial extinguishment of the Company's convertible notes and early prepayment of debt. These losses are also now presented as a separate line item, rather than its prior presentation where it was included as a component of Other (gains) losses, net. Such losses are incurred as a result of opportunistic decisions made by the Company to prepay portions of its debt, most of which was incurred during the pandemic in order to provide liquidity during the prolonged downturn in air travel; and
4.A charge associated with a tentative litigation settlement regarding certain California state meal-and-rest-break regulations for flight attendants.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Income before income taxes, non-GAAP; Provision for income taxes, net, non-GAAP; Net income, non-GAAP; Net income per share, diluted, non-GAAP; and Operating expenses per ASM, non-GAAP, excluding Fuel and oil expense and profitsharing (cents).

The Company has also provided adjusted debt, invested capital, and adjusted debt to invested capital (leverage), which are non-GAAP measures of financial performance. Management believes these supplemental measures can provide a more accurate view of the Company's leverage and risk, since they consider the Company’s debt and debt-like obligation profile and capital. Leverage ratios are widely used by investors, analysts, and rating agencies in the valuation, comparison, rating, and investment recommendations of companies. Although adjusted debt, invested capital, and leverage ratios are commonly-used financial measures, definitions of each differ; therefore, the Company is providing an explanation of its calculations for non-GAAP adjusted debt and adjusted equity in the accompanying reconciliation below in order to allow investors to compare and contrast its calculations to the calculations provided by other companies. Invested capital is adjusted debt plus adjusted equity. Leverage is calculated as adjusted debt divided by invested capital.

June 30, 2023
(in millions)
Current maturities of long-term debt, as reported	$31
Long-term debt less current maturities, as reported	7,994
Total debt	8,025
Add: Net present value of aircraft rentals	1,028
Adjusted debt (A)	$9,053

Total stockholders' equity, as reported	$10,789
Deduct: Accumulated other comprehensive income, as reported	58
Deduct: Cumulative retained earnings impact of unrealized losses associated with ineffective fuel hedge derivatives that will settle in future periods	(5)
Adjusted equity (B)	$10,736

Invested capital (A+B)	$19,789

Leverage: Adjusted debt to invested capital (A/(A+B))	46%